EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Ryan Specialty Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, par value $0.001 per share	Rule 457(h)	1,000,000 shares (1)(2)	$34.38(3)	$34,380,000(3)	0.0000927	$3,187

(1)

The number of shares being registered represents shares of the Registrant’s Class A common stock, par value $0.001 per share (“Common Stock”) that are being issued pursuant to the Ryan Specialty Group Retirement Savings Plan.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, the Registration Statement shall be deemed to cover additional shares of Common Stock resulting from the split of, or a stock dividend on, the registered shares.

(3)

Estimated pursuant to Rule 457(h) of the Securities Act of 1933 solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares of Common Stock registered herein was based on the average of the high and low price per share of the Common Stock on March 17, 2022, as reported on the New York Stock Exchange.